STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust. Multi-Strategy Credit Income Fund.

2. Amendment. The Certificate of Trust of the Trust is hereby amended to change the name of the Trust to Multi-Strategy Alternative Income Fund.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment on the 13th day of May, 2015.

By: /s/

Name: Raymond Lucia, Jr.

Title: Trustee